Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

AHS Medical Holdings LLC
Years Ended December 31, 2014 and 2013
With Report of Independent Auditors

AHS Medical Holdings LLC

Consolidated Financial Statements

Years Ended December 31, 2014 and 2013

Report of Independent Auditors

The Board of Managers and Members

AHS Medical Holdings LLC

We have audited the accompanying consolidated financial statements of AHS Medical Holdings LLC, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AHS Medical Holdings LLC at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

February 23, 2015

AHS Medical Holdings LLC

Consolidated Statements of Operations

	Year Ended December 31
	2014	2013
	(In Thousands)
Revenues:
Patient service revenue	$1,902,117	$1,718,781
Provision for doubtful accounts	(142,096)	(162,709)
Net patient service revenue	1,760,021	1,556,072
Premium revenue	193,125	730,239
Other revenue	73,722	58,066
Total net revenues	2,026,868	2,344,377

Expenses:
Salaries and benefits	859,799	842,400
Professional fees	241,761	294,192
Medical benefit expense	128,742	510,743
Supplies	414,428	397,785
Other operating expenses	200,348	206,653
Interest expense, net	83,402	88,872
Depreciation and amortization	103,253	105,045
Debt refinancing and amendment expenses	3,768	15,184
EHR incentive income	(13,713)	(20,590)
Gain on divestitures	(148,962)	(51,512)
Total operating expenses	1,872,826	2,388,772
Income (loss) from continuing operations before income taxes	154,042	(44,395)
Income tax (benefit) expense	(62,517)	89,649
Income (loss) from continuing operations, net	216,559	(134,044)
Loss from discontinued operations, net	(293)	(890)
Net income (loss)	216,266	(134,934)
Net income attributable to noncontrolling interests	29,756	22,164
Net income (loss) attributable to AHS Medical Holdings LLC	186,510	(157,098)
Accrued preferred dividends	9,546	8,792
Net income (loss) attributable to common members	$176,964	$(165,890)

See accompanying notes.

AHS Medical Holdings LLC

Consolidated Balance Sheets

	December 31
	2014	2013
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$172,677	$144,304
Accounts receivable, less allowance for doubtful accounts of $122,544 in 2014 and $143,405 in 2013	230,915	206,831
Premiums receivable	—	14,658
Inventories	51,620	49,347
Prepaid expenses	24,913	36,727
Other current assets	53,944	67,749
Deferred income taxes	24,589	5,655
Income taxes receivable	591	1,894
Total current assets	559,249	527,165

Property and equipment, net	847,532	902,381
Goodwill	535,287	489,243
Other intangible assets, net	26,403	50,903
Deferred income taxes	37,353	—
Other assets	30,938	45,630
Total assets	$2,036,762	$2,015,322

AHS Medical Holdings LLC

Consolidated Balance Sheets (continued)

	December 31
	2014	2013
	(In Thousands)
Liabilities and members’ equity
Current liabilities:
Current installments of long-term debt	$11,623	$1,036,082
Accounts payable	132,129	158,625
Medical claims payable	8,485	44,983
Accrued salaries and benefits	102,884	88,167
Other accrued expenses and liabilities	83,031	68,798
Total current liabilities	338,152	1,396,655

Long-term debt, less current installments	862,172	6,621
Self-insured liabilities	87,905	83,736
Other long-term liabilities	7,432	17,838
Total liabilities	1,295,661	1,504,850

Redeemable noncontrolling interests	269,684	200,228
Redeemable preferred units and accrued dividends, $100 per unit price, $100 per unit redemption value; authorized, issued and outstanding: 777,498 units in 2014 and 2013	103,499	93,953

Members’ equity:
Common units: authorized: 83,168,442 units in 2014 and 2013; issued and outstanding: 75,978,314 and 75,905,862 units in 2014 and 2013, respectively	255,074	252,720
Investor common units: authorized, issued and outstanding: 1,554,996 units in 2014 and 2013	12,082	12,082
Retained earnings (deficit)	63,156	(48,511)
Members’ equity attributable to AHS Medical Holdings LLC	330,312	216,291
Noncontrolling interests	37,606	—
Total members’ equity	367,918	216,291
Total liabilities and members’ equity	$2,036,762	$2,015,322

See accompanying notes.

AHS Medical Holdings LLC

Consolidated Statements of Cash Flows

	Year Ended December 31
	2014	2013
	(In Thousands)
Operating activities
Net income (loss)	$216,266	$(134,934)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	103,253	105,045
Gain on divestitures	(148,962)	(51,512)
Amortization of deferred financing costs and debt discounts	8,080	8,423
Debt refinancing and amendment expenses	3,768	15,184
Deferred income taxes	(66,330)	87,811
Unit-based compensation	2,500	1,900
Loss from discontinued operations	293	890
(Income) losses in non-consolidated affiliates	(396)	44
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(20,165)	(3,780)
Premiums receivable	14,658	15,108
Inventories	1,016	178
Prepaid expenses and other current assets	22,884	(16,524)
Income taxes	1,303	(102)
Accounts payable	(22,104)	23,094
Medical claims payable	(35,601)	(20,587)
Accrued salaries and benefits	13,069	13,957
Other accrued expenses and liabilities	21,097	(26,571)
Self-insured liabilities	246	12,567
Net cash provided by continuing operating activities	114,875	30,191
Net cash provided by (used in) discontinued operating activities	333	(2,399)
Net cash provided by operating activities	115,208	27,792

AHS Medical Holdings LLC

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31
	2014	2013
	(In Thousands)
Investing activities
Investments in acquisitions, net of cash acquired	$(45,520)	$(443,149)
Purchases of property and equipment	(51,462)	(56,742)
Proceeds from divestitures, net of selling costs	203,493	54,109
Change in other assets and liabilities	12,568	1,315
Net cash provided by (used in) continuing investing activities	119,079	(444,467)
Net cash provided by discontinued investing activities	1,628	—
Net cash provided by (used in) investing activities	120,707	(444,467)

Financing activities
Proceeds from revolving line of credit	15,000	102,000
Proceeds from insurance financing arrangements	—	6,946
Proceeds from long-term debt	—	889,250
Payments on revolving line of credit	(75,000)	(42,000)
Payments of principal on long-term debt	(110,944)	(526,412)
Payments of principal on insurance financing arrangements	(4,811)	(6,168)
Debt refinancing and amendment costs	(6,900)	(27,885)
Distributions to noncontrolling interests	(24,741)	(16,907)
Proceeds from issuance of preferred and common units	—	26,092
Proceeds from exercise of unit options	694	170
Payments for minimum statutory taxes on net unit settlements	(840)	(165)
Net cash provided by (used in) financing activities	(207,542)	404,921

Net increase (decrease) in cash and cash equivalents	28,373	(11,754)
Cash and cash equivalents at beginning of year	144,304	156,058
Cash and cash equivalents at end of year	$172,677	$144,304

Supplemental cash flow information
Interest payments, net of capitalized interest	$74,205	$80,282
Capitalized interest	479	148
Income tax payments, net	2,510	1,891
Preferred unit dividends accrued	9,546	8,792

See accompanying notes.

AHS Medical Holdings LLC

Consolidated Statements of Members’ Equity

	Members’ Equity Attributable to AHS Medical Holdings LLC					Members’ Equity
					Retained	Attributable to	Total
	Common Units		Investor Common Units		Earnings	Noncontrolling	Members’
	Units	Amount	Units	Amount	(Deficit)	Interests	Equity
	(In Thousands)

Balance at December 31, 2012	75,342,134	$246,761	1,033,194	$8,028	$136,868	$—	$391,657
Net loss attributable to AHS Medical Holdings LLC	—	—	—	—	(157,098)	—	(157,098)
Issuance of units	521,802	4,054	521,802	4,054	—	—	8,108
Exercise of unit options, net of units withheld	41,926	5	—	—	—	—	5
Unit-based compensation	—	1,900	—	—	—	—	1,900
Accretion of redeemable preferred units	—	—	—	—	(8,108)	—	(8,108)
Adjustment to fair value of redeemable noncontrolling interests	—	—	—	—	(11,381)	—	(11,381)
Accrual of dividends on preferred units	—	—	—	—	(8,792)	—	(8,792)
Balance at December 31, 2013	75,905,862	252,720	1,554,996	12,082	(48,511)	—	216,291
Net income attributable to AHS Medical Holdings LLC	—	—	—	—	186,510	—	186,510
Exercise of unit options, net of units withheld	72,452	(146)	—	—	—	—	(146)
Unit-based compensation	—	2,500	—	—	—	—	2,500
Adjustment to fair value of redeemable noncontrolling interests	—	—	—	—	(65,297)	—	(65,297)
Acquired noncontrolling interests	—	—	—	—	—	36,750	36,750
Net income attributable to noncontrolling interests	—	—	—	—	—	856	856
Accrual of dividends on preferred units	—	—	—	—	(9,546)	—	(9,546)
Balance at December 31, 2014	75,978,314	$255,074	1,554,996	$12,082	$63,156	$37,606	$367,918

See accompanying notes.

AHS Medical Holdings LLC

Notes to Consolidated Financial Statements

December 31, 2014

1. Description of the Business and Summary of Significant Accounting Policies

Organization and Basis of Presentation

AHS Medical Holdings LLC is a holding company whose affiliates operate acute care hospitals, other health care facilities, and health plans. As a Delaware Limited Liability Company (LLC), the members of the LLC are not personally liable for the debts and liabilities of the LLC in accordance to the LLC agreement, as amended and restated, and applicable statutes. The terms “Ardent” and the “Company,” as used in these financial statements, refer to AHS Medical Holdings LLC and its affiliates unless stated otherwise or indicated by context. The term “affiliates” includes direct and indirect subsidiaries of Ardent and partnerships and joint ventures in which such subsidiaries are partners. At December 31, 2014, these affiliates operated 14 acute care hospitals, including one rehabilitation hospital and two surgical hospitals, other health care facilities including physician clinics.

The Company operated health plans (the Health Plans) in New Mexico and Oklahoma in 2014 and 2013. The Health Plans have been divested in a series of transactions that began on August 1, 2013, and were completed on May 31, 2014. The historical results of the Health Plans, including subsequent costs related to managing retained assets and liabilities not assumed by the buyer, are included in the continuing operations of the Company’s consolidated financial statements. Refer to Note 2 for further discussion related to these transactions.

The Company’s integrated health care delivery system in the State of New Mexico (the Lovelace Health System) includes Lovelace Health System, Inc., which is comprised of a federally qualified health maintenance organization (the HMO), which divested of its members as of May 31, 2014, five acute care hospitals (including one rehabilitation hospital) and other health care facilities, and a network of retail pharmacies.

The Company’s health care delivery system in Tulsa, Oklahoma (the Hillcrest HealthCare System) includes two metropolitan acute care hospitals, a network of four regional hospitals, a surgical hospital and other health care facilities, including physician clinics.

Effective January 1, 2013, the Company acquired an 80% interest in Baptist St. Anthony’s Health System in Amarillo, Texas (BSA Health System), which includes a hospital and cancer center, a majority interest in a surgical hospital, a network of primary care, urgent care, and surgical clinics and various other partnerships.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

The financial statements include the consolidated financial position and consolidated results of operations of the Company and its affiliates, which are controlled by the Company through the Company’s direct or indirect ownership of a majority interest and rights granted to the Company through certain variable interests. All intercompany balances and transactions have been eliminated in consolidation.

Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Reconciliation and Elimination of Intercompany Accounts and Transactions

The Company provided health care coverage to its Health Plans’ members for health care services that were often provided by its own hospitals and other health care facilities. This resulted in significant transactions among the Company’s affiliates that must be reconciled and eliminated for reporting of the Company’s consolidated financial statements. These transactions primarily related to health care services provided to members of the Company’s Health Plans, upon which accounts receivable and related net patient service revenue was recorded by the Company’s hospitals and other health care facilities and medical claims payable and related medical benefits expense was recorded by the Company’s Health Plans. These accounts and transactions were then eliminated upon consolidation.

Reclassifications

Certain amounts as of and for the year ended December 31, 2013 have been reclassified to conform to 2014 presentation. These reclassifications did not impact the Company’s financial position, results of operations or cash flows.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Net Patient Service Revenue (and Related Discounts and Allowances)

Net patient service revenue is recorded on the accrual basis in the period in which services are provided. Net patient service revenue includes amounts estimated by management to be reimbursable by Medicare, Medicaid and other payors under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates and the differences (contractual discounts) are reported as deductions from patient service revenue at the time the service is rendered. The effects of other arrangements for providing services at less than established rates, including certain self-pay discounts provided to uninsured patients, are also reported as deductions from patient service revenue.

The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates contractual discounts on a payor-specific basis based on its interpretation of the applicable regulations or contract terms and the historical collections of each payor. However, the ultimate reimbursements may result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to contractual discounts affect net revenues reported in the Company’s results of operations and are recorded in the period the change in estimate occurs.

The Company’s facilities provide discounts on gross charges to uninsured patients under the Company’s charity and self-pay discount policy. Uninsured patients treated for nonelective care are eligible for charity care if they do not qualify for Medicaid or other federal or state assistance and have income at or below a certain income level. The estimated costs incurred by the Company to provide services to patients who qualify for charity care were $30.3 million and $19.8 million for the years ended December 31, 2014 and 2013, respectively. The Company estimates the direct and indirect costs of providing charity care by applying a cost to gross charges ratio to the gross charges associated with providing charity care to patients. Other uninsured patients receive self-pay discounts similar to those provided to many managed care plans. Because the Company does not pursue collection of amounts determined to qualify under the charity and self-pay discount policy, they are not reported in net patient service revenue or the provision for doubtful accounts. These charity and self-pay discounts totaled $273.8 million and $242.7 million in 2014 and 2013, respectively.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

In 2014, the Company recorded an increase of $3.8 million of Medicare net patient service revenue as the estimated settlement amount for certain claims denied by Recovery Audit Contractors entities conducting reviews on behalf of the Centers for Medicare and Medicaid Services (CMS) and currently in the pending appeals process. CMS offered an administrative agreement to providers willing to withdraw their pending appeals in exchange for a timely partial payment, which was generally 68% of the claim amount, subject to certain adjustments.

Settlements under cost-based reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare, Medicaid and other third-party payor programs often occurs in subsequent years because of audits by the programs, rights of appeal, and the application of numerous technical provisions. Settlements are considered in the recognition of net patient service revenue on an estimated basis in the period the related services are rendered, and such amounts are subsequently adjusted in future periods as adjustments become known or as years are no longer subject to such audits and reviews. These settlements resulted in an increase to net patient service revenue of $1.5 million and $2.3 million in 2014 and 2013, respectively.

In 2014, a settlement agreement (the Rural Floor Settlement) was signed between the CMS, the United Statement Department of Health and Human Services, the Secretary of Health and Human Services and the Company’s hospitals. The Rural Floor Settlement was intended to resolve all claims that had been brought or could have been brought relating to CMS’ calculation of the rural floor budget neutrality adjustment for the Medicare Program’s inpatient prospective payment system that was created by the Balanced Budget Act of 1997 for federal fiscal year 1998 through and including federal fiscal year 2011. As a result of the Rural Floor Settlement, the Company recorded $4.4 million of net patient service revenue in 2014, which is included in the net adjustment to estimated settlements.

In 2014, the Company recorded $22.9 million as a reduction to net patient service revenue resulting from a recoupment of reimbursement previously paid to Hillcrest Medical Center in Tulsa, Oklahoma for care provided to adolescent behavioral patients. This amount is based on CMS’ determination that the Company’s child and adolescent inpatient psychiatric unit at Hillcrest Medical Center did not meet CMS reimbursement criteria for acute care. This determination by CMS resulted in this unit being unable to be reimbursed for Residential Treatment Center (RTC) and acute days. The Company disagrees with the recoupment and will appeal the CMS decision.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

The total net adjustments to estimated settlements, including the Rural Floor Settlement and the disallowed RTC and acute days for the child and adolescent inpatient psychiatric unit, resulted in a decrease to net patient service revenue from continuing operations of $17.0 million in 2014 and an increase of $2.3 million in 2013, respectively.

At December 31, 2014 and 2013, the Company’s settlements under cost-based reimbursements with third-party payors were a net payable of $23.3 million and $12.4 million, respectively, of which a receivable of $14.4 million and $3.6 million, respectively, was included in other current assets and a payable of $37.7 million and $16.0 million, respectively, was included in other accrued expenses and liabilities in the consolidated balance sheets.

Final determination of amounts earned under prospective payment and cost-based reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of the Company’s management, adequate provision has been made for any adjustments that may result from such reviews.

Provision for Doubtful Accounts (and Related Allowance for Doubtful Accounts)

The collection of accounts receivable, primarily from Medicare, Medicaid, managed care payors, other third-party payors, and patients, is critical to the Company’s operating performance. The Company’s primary collection risk that could result in bad debt relates to uninsured patient accounts and patient accounts whereby the primary insurance carrier has paid the amounts covered by the applicable agreement but the portion of the amount that is the patient’s responsibility (primarily deductibles and co-payments) remains outstanding. The Company’s collection procedures are followed until such time that management determines the account is uncollectible, at which time the account is written off. The Company routinely monitors, at the market level, its accounts receivable balances and utilizes historical collection experience to support the basis for its estimates of the allowance for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on the Company’s results of operations and cash flows. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to self-pay amounts due from patients.

The Company has determined, based on an assessment at the market level, that services are provided prior to assessing the patient’s ability to pay and as such, the entire provision for bad debts is recorded as a deduction from patient service revenue in the accompanying statements of operations.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

A summary of the Company’s allowance for doubtful accounts activity is as follows:

	Year Ended December 31
	2014	2013

Balance at January 1	$143,405	$120,366
Additions charged to provision for doubtful accounts	142,096	162,709
Accounts written off, net of recoveries and other	(162,957)	(139,670)
Balance at December 31	$122,544	$143,405

The change in expense and write-offs relate to an increase in self pay and charity discounts as well as the timing of write-offs.

Oklahoma Hospital Provider Fee

In January 2012, CMS approved the State of Oklahoma’s Supplemental Hospital Offset Payment Program (SHOPP) with an effective date of July 1, 2011. The SHOPP program created a hospital provider fee assessment on all nonexempt Oklahoma hospitals. Similar to Medicaid programs in other states, revenues from this assessment are used to fund certain SoonerCare Medicaid programs and secure additional matching Medicaid funds from the federal government. The SHOPP funds are paid to Oklahoma hospitals based on their respective health care services provided to Medicaid patients.

In 2014 and 2013, the Company recorded net patient service revenue of $49.8 million and $42.5 million, respectively and other operating expense of $20.7 million and $16.7 million, respectively, related to the SHOPP program, resulting in $29.2 million and $25.8 million, respectively, of income from continuing operations before income taxes.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Premium Revenue (and Related Premiums Receivable and Unearned Premiums)

Through May 31, 2014 (the date of the sale of the remainder of the health plan business — refer to Note 2 for further discussion on this divestiture), premium revenue for coverage of health care services provided by the Health Plans was recognized as revenue over the period in which enrollees were entitled to medical care. An allowance was established at December 31, 2013, for retroactive premium adjustments, as well as for doubtful accounts and other potential charges.

Premiums collected in advance were deferred and recorded as unearned premiums. Premiums receivable and the related allowance for doubtful accounts and retroactive adjustments were recorded on an accrual basis to report the receivables at their net realizable value.

The Company’s Medicare contracts were complex and subject to interpretation and retroactive adjustment. The Health Plans’ premium revenue earned pursuant to certain Medicare contracts was subject to adjustment based on certain health factors of the enrollees pursuant to CMS’ risk adjusted payment methodology. Accordingly, the Health Plans collected and periodically reported diagnosis code information to CMS. CMS periodically adjusted risk-adjusted payments during the year based on the diagnosis code submissions, with a final retroactive adjustment determined in the following year. Estimates of the risk-adjusted settlement were recorded based on the submissions of diagnosis code information and adjusted to actual amounts when the final settlement was known.

Medicare Part D capitation payments received from CMS included direct subsidy payments, low income subsidy payments, and reinsurance subsidy payments. Direct subsidy payments were recorded as premium revenue in the month in which the members were entitled to receive pharmacy benefits, except for any calculated risk corridor liability due to CMS, which was excluded from premium revenue as a return premium under a retrospectively rated contract. Low income subsidy payments and reinsurance subsidy payments were not included in premium revenue, and related claims incurred for these coverages were excluded from the Company’s medical benefit expense.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

The Company’s Medicaid contracts were complex and subject to interpretation and retroactive adjustment. The Health Plans’ premium revenue earned pursuant to its Medicaid contracts was subject to certain maximum profit and minimum medical loss ratio requirements as defined in the respective contracts. At December 31, 2013, the Company established an allowance for premiums received in excess of these requirements. No such allowance at December 31, 2014.

Final determination of amounts earned under Medicare and Medicaid contracts is subject to review by appropriate governmental authorities or their agents. Changes in estimates related to retroactive premium adjustments affect premium revenues reported in the Company’s results of operations and are recorded in the period the change in estimate occurs.

Other Revenues

Other revenues consist primarily of retail pharmacy and cafeteria sales as well as rental and miscellaneous income within the Company’s hospitals and other health care facilities and provider network access fees and medical management services provided by the Health Plans, all of which are recognized as services are provided or goods are sold.

Medical Benefit Expense (and Related Medical Claims Payable)

Accrued medical claims are estimates of payments to be made under the health coverage plans of the Health Plans for reported claims and for claims incurred but not yet reported. Management employs standard actuarial methods to estimate the liability for medical claims payable and utilizes data developed from historical trends resulting in a best estimate approach. The estimates include assumptions related to the effects of payment patterns, benefit changes, medical trends, seasonality and other relevant factors such as catastrophic claims incidence. Other normal actuarial considerations are also considered in estimating the medical claims payable. These considerations include comparisons of current and prior bed day and admissions data to gauge the impact of changes in these metrics over time, retrospective comparisons of the actual claim payments to prior period estimates, and the relative change in claims inventory over recent months.

When estimates change, the Company records the adjustment to medical benefit expense in the period the change in estimate occurs. In addition, the Company accrues administrative expenses associated with those unpaid health claims that are in the process of settlement as well as those that have been incurred but not yet reported. This accrual is based on the historical relationship between claims processing expenses and incurred claims.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

An analysis is performed and an accrual is recorded when it is probable that expected future health care costs and administrative expenses under existing contracts will exceed anticipated future premiums and insurance recoveries on those contracts. At December 31, 2014, no such accruals for loss contracts were necessary due to the finalization of the divestiture of the Health Plans on May 31, 2014. At December 31, 2013, the Company recorded an accrual of $3.8 million for a premium deficiency reserve in medical claims payable.

Noncontrolling Interests

The financial statements include the financial position and results of operations of BSA Health System, Tulsa Spine & Specialty Hospital and Bailey Medical Center in which the Company owns less than 100% but maintains a controlling interest. Additionally, the Company acquired controlling interests in Tulsa Spine & Specialty Hospital and BSA Health System in 2014 and 2013, respectively. Refer to Note 2 for further information on the Company’s acquired noncontrolling interests.

A summary of these entities is as follows (in thousands):

	Year Ended December 31
	2014	2013

Total assets	$864,231	$761,647
Total liabilities	165,136	153,016

Income from continuing operations before income taxes	77,251	46,065

For the BSA Health System, the noncontrolling interest holders have a right to sell (put) their member units to the Company (and the Company has an obligation to purchase the member units) upon the occurrence of certain events or circumstances. The option period commences on the earliest to occur of (i) the fifth anniversary date of the BSA Health System’s LLC agreement, (ii) the determination by the noncontrolling interests that its continued ownership in the Company will detrimentally affect the noncontrolling interests to continue status as a tax-exempt organization, (iii) the expiration or termination of the management agreement, or (iv) a change in control or certain legal proceedings. This put option is to be settled in cash at fair market value.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Additionally, the Company has an option to purchase (call) the noncontrolling interest holders’ member units for the BSA Health System commencing on the earlier to occur of (i) the date that the sharing percentage of the noncontrolling interests is less than 20%, but not before the fifth anniversary of the BSA Health System’s LLC agreement or (ii) the expiration or termination of the management agreement. This call option is to be settled in cash at fair market value.

In accordance with Accounting Standards Codification (ASC) 810, Consolidation, noncontrolling interests are considered to be equity holders in the consolidated company, pursuant to which noncontrolling interests are classified as part of equity, unless the noncontrolling interests are redeemable. Due to the redemptive features associated with the noncontrolling interests for the BSA Health System, this balance is classified outside the permanent equity section of the Company’s consolidated balance sheets.

Earnings or losses attributable to the noncontrolling interests are presented separately in the consolidated statements of operations.

The components of redeemable noncontrolling interests are as follows (in thousands):

	Year Ended December 31
	2014	2013

Redeemable noncontrolling interests at January 1	$200,228	$—
Acquisition	—	183,590
Net income attributable to redeemable noncontrolling interests	28,900	22,164
Distributions	(24,741)	(16,907)
Change in fair value	65,297	11,381
Redeemable noncontrolling interests at December 31	$269,684	$200,228

Changes in the fair value of the Company’s redeemable noncontrolling interests are recognized as adjustments to the Company’s consolidated members’ equity.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. In accordance with ASC 350, Intangibles — Goodwill and Other, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are subject to annual impairment tests. The Company acquired businesses resulting in goodwill of $71.5 million in 2014 and $320.8 million in 2013. On a quantitative and qualitative basis, the Company compares the fair value of the reporting units to their carrying amounts on at least an annual basis to determine if there is potential impairment. If the fair value is less than carrying value, the fair value of the reporting unit is assigned to its respective assets and liabilities, including goodwill. An impairment charge is recorded if the implied fair value of goodwill is determined to be less than its carrying value. ASC 350 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with ASC 360, Property, Plant, and Equipment. There were no goodwill or other intangible impairment charges in 2014 and 2013.

Risk Management and Self-Insured Liabilities

The Company maintains claims-made commercial insurance related to professional risks and occurrence-based commercial insurance related to workers’ compensation and general liability risks. The Company provides an accrual for actual claims reported but not paid and actuarially determined estimates of claims incurred but not reported. When estimates change, the Company records the adjustment in the period the change in estimate occurs. In addition, the Company accrues administrative expenses associated with those unpaid claims that are in the process of settlement as well as those that have been incurred but not yet reported. This accrual is based on the historical relationship between claims processing expenses and incurred claims.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Unit-Based Compensation

The Company, from time to time, grants options for a fixed number of common units to employees. Unit options are granted with an exercise price equal to or above the units’ estimated fair value at the date of grant. The units’ estimated fair value is estimated based on recent investments by investors and periodic valuations performed by valuation professionals. ASC 718, Compensation — Stock Compensation, requires the Company to recognize compensation expense in an amount equal to the fair value of unit options granted over their applicable vesting period. The Company recorded unit-based compensation of $2.5 million and $1.9 million in 2014 and 2013, respectively, for unit options granted or modified after the adoption of the provisions in ASC 718 on October 1, 2005.

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model. The weighted average assumptions used for grants subsequent to the adoption of the provisions in ASC 718 are as follows:

	Year Ended December 31
	2014	2013

Risk-free investment interest rate	0.7%	0.8%
Expected life in years	4.0	4.0
Expected dividend yield	—	—
Expected volatility	40.0%	45.0%

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Electronic Health Record Incentive Income

The American Recovery and Reinvestment Act of 2009 provides for Medicare and Medicaid incentive payments beginning in 2012 for eligible hospitals and professionals that adopt and meaningfully use certified electronic health record (EHR) technology. In 2014 and 2013, the Company recognized EHR incentive income related to the Medicare and Medicaid incentive payments. For Medicaid EHR incentive payments, recognition occurs at the time meaningful use criteria are met since Medicaid payments for the states in which the Company operates are based upon historical cost reports with no subsequent payment adjustment. For Medicare EHR incentive payments, recognition is deferred until the end of the Medicare federal fiscal year during which EHR meaningful use was demonstrated. The related income from the combined Medicare and Medicaid attestations of EHR technology was $13.7 million and $20.6 million in 2014 and 2013, respectively, and is presented as EHR incentive income in the consolidated statements of operations.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments with a maturity of 90 days or less when purchased.

Inventories

Inventories consist primarily of hospital supplies and pharmaceuticals and are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment additions are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. Depreciation is computed by applying the straight-line method over the lesser of the estimated useful lives of the assets or lease term, ranging generally from five to forty years for buildings and improvements, one to twenty years for equipment and three to ten years for leasehold improvements.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Other Assets

Other assets consist primarily of deferred financing costs, medical malpractice and workers’ compensation insurance receivables, and restricted cash and investments. Deferred financing costs are deferred and amortized over the life of the related debt under the effective interest method.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax bases of assets and liabilities, with the primary differences related to the allowance for doubtful accounts, accrued liabilities, depreciation methods and periods, and deferred cost amortization methods.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a difference in estimated and actual tax rates is recognized in income in the period that includes the enactment date. The Company identifies deferred tax assets that more likely than not, based on the available evidence, will be unrealizable in future periods and records a valuation allowance accordingly. Refer to Note 8 for further discussion on income taxes.

Federal and state tax laws are complex and the Company’s tax positions may be subject to interpretation and adjustment by federal and state taxing authorities. The Company accounts for uncertain tax positions in accordance with ASC 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold may be recognized. The final outcome of audits by federal and state taxing authorities may have a significant effect on the financial position and results of operations of the Company.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk

Patient accounts receivable is the Company’s primary concentration of credit risk, which consists of amounts owed by various governmental agencies, managed care payors, commercial insurance companies, employers and patients. The Company manages its patient accounts receivable by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. The number of patients and payors limits concentration of credit risk from any one payor.

The composition of the Company’s accounts receivable and net patient service revenue is as follows ($ in thousands):

	Accounts Receivable		Net Patient Service Revenue
	Year Ended December 31		Year Ended December 31
	2014	2013	2014	2013

Medicare	$67,889	$52,535	$642,143	$578,859
Medicaid	21,244	21,510	190,770	149,383
Other Managed care	115,688	112,516	868,272	767,143
Self-pay	11,546	15,926	14,478	20,530
Other	14,548	4,344	44,358	40,157
Total	$230,915	$206,831	$1,760,021	$1,556,072

Self-pay receivables in the chart above include uninsured patients as well as co-payments and deductibles. Other includes workers’ compensation, motor and vehicle accident insurance and other similar payors.

The Health Plans had certain contracts with CMS and New Mexico to provide health care services to Medicare and Medicaid beneficiaries under the Medicare Advantage and Salud! programs, respectively. Medicare-related programs represented 53.3% and 41.8% of premium revenue in 2014 and 2013, respectively. There was no premium revenue from the Salud! programs in 2014. In 2013, the Salud! programs represented 19.9% of premium revenue.

At December 31, 2014, there were no outstanding premiums receivables. At December 31, 2013, premiums receivable includes amounts due from one major federal employer group representing 36.3% of total net premiums receivable. This group represented 15.5% and 9.5% of premium revenue in 2014 and 2013, respectively.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Market Risks

The Company’s total net revenue by market from continuing operations in 2014 and 2013 are as follows:

	Year Ended December 31
	2014	2013

Lovelace Health System	35.1%	48.0%
Hillcrest HealthCare System	38.9	31.8
Baptist St. Anthony’s Health System	26.0	20.2
Total	100.0%	100.0%

The Company’s cash flows and results of operations could be significantly and adversely impacted by adverse economic, legislative or other factors in these markets.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term nature of these items.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

The following table summarizes the Company’s assets and liabilities at fair value at December 31, 2014 and 2013 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
December 31, 2014
U.S. Treasury notes	$532	$532	$—	$—
Term loan debt	783,224	—	783,224	—
Revolving credit facility	—	—	—	—
Subordinated debt	90,947	—	—	90,947
Redeemable noncontrolling interests	269,684	—	—	269,684

December 31, 2013
U.S. Treasury notes	$532	$532	$—	$—
Term loan debt	897,169	—	897,169	—
Revolving credit facility	60,000	—	—	60,000
Subordinated debt and other debt	90,947	—	—	90,947
Redeemable noncontrolling interests	200,228	—	—	200,228

In 2014, the Company repaid its revolving credit facility. Refer to Note 7 for further discussion of this payment. Additionally, refer to Note 1 for a rollforward of redeemable noncontrolling interests.

In general, fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset, and include situations where there is little, if any, market activity for the asset. Ardent determines its term loan fair value with Level 2 inputs and noncontrolling interests with Level 3 inputs.

1. Description of the Business and Summary of Significant Accounting Policies (continued)

Risk Pool Assessments

The Company is a member of the New Mexico Medical Insurance Pool and the New Mexico Health Insurance Alliance, which are risk pools for individuals who are unable to obtain health insurance on a voluntary basis. Pool members share in operating results of the pools proportionate to their share of health insurance premiums written. The Company expenses risk pool assessments in the year the related premiums are recorded, and accrues for anticipated assessments based on historical experience. There were no outstanding assessments at December 31, 2014. At December 31, 2013, the Company accrued anticipated assessments of $1.5 million, which are included in other accrued expenses and liabilities in the consolidated balance sheets. The Company also receives credits on premium taxes for a portion of pool assessments. The Company accrues these credits as the related assessments are accrued.

Recently Issued Accounting Pronouncements

In July 2011, the Financial Accounting Standards Board issued Accounting Standard Update No. 2011-06, Other Expenses (Topic 720): Fees Paid to the Federal Government by Health Insurers (ASU 2011-06). ASU 2011-06 provides authoritative guidance to the recognition and income statement reporting of the mandated health insurer fee to be paid to the federal government by health insurers, as part of the Patient Protection and Affordable Care Act. The health insurer fee is based on a company’s share of the industry’s net premiums written during the preceding calendar year and is payable on September 30 of each year. The Company adopted ASU 2011-06 for the year beginning January 1, 2014. For the year ended December 31, 2014, the Company recorded $5.6 million of other operating expenses related to the health insurer fees. All amounts were paid in 2014 and there are no outstanding payables at December 31, 2014. Due to the divestiture of the Company’s health plan operations, ASU 2011-06 will not significantly impact the Company’s financial position, results of operations or cash flows for future years. Refer to Note 2 for further discussion related to the divestiture of the Health Plans.

2. Acquisitions and Divestitures

Acquisitions

Acquisitions are accounted for using the acquisition method of accounting prescribed by ASC 805, Business Combinations, and the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The purchase prices of these transactions are allocated to the assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition and can be subject to change during the 12 months subsequent to the acquisition date due to settling amounts related to purchased working capital and final determination of fair value estimates. All goodwill resulting from the Company’s acquisitions is deductible for federal income tax purposes.

Effective December 1, 2014, the Company acquired a 51% controlling interest in a surgical hospital in Tulsa, Oklahoma, for $38.2 million. This transaction resulted in goodwill of $66.4 million. Based on the Company’s economic interest and its rights under the management agreement with the hospital, the Company has control of the joint venture’s operations and as result, it is consolidated into the Company’s financial statements.

In 2014, the Company also completed individually immaterial acquisitions of certain assets and operations for a combined $7.3 million. These transactions resulted in goodwill of $5.1 million.

Effective January 1, 2013, the Company acquired an 80% interest in Baptist St. Anthony’s Health System, which includes a 445-bed hospital and cancer center, an interest in a 41-bed surgical hospital, a network of primary care, urgent care, and surgical clinics and various other partnerships, in Amarillo, Texas for $443.1 million, net of cash acquired. The purchase price for the Baptist St. Anthony’s Health System acquisition was paid in cash and was financed, in part, with proceeds from the issuance of additional senior secured debt, preferred and common units and with cash on hand. The transaction resulted in goodwill of $320.8 million. Based on the Company’s economic interest and rights under the management agreement with Baptist St. Anthony’s Health System, the Company has control of the joint venture’s operations and as a result, it is consolidated into the Company’s financial statements.

2. Acquisitions and Divestitures (continued)

The 2014 acquisitions, which were purchased with cash on hand, strengthened the presence and market share within the Company’s existing markets. The 2013 acquisition provided the Company a successful brand in a new market while reducing the Company’s geographical and market risks.

The table below summarizes the allocations of the purchase price for the aforementioned acquisition transactions (in thousands; 2014 balance are preliminary subject to customary adjustments):

	Year Ended December 31
	2014	2013
Net assets acquired:
Accounts receivable	$6,260	$51,783
Inventories	3,292	6,831
Prepaid expenses and other current assets	1,564	3,584
Property and equipment	7,214	266,659
Goodwill	71,517	320,798
Other intangible assets — trade name	—	24,600
Other current liabilities	(5,698)	(39,989)
Noncontrolling interests	(36,750)	(183,590)
Debt, capital leases, and other long-term liabilities	(1,879)	(7,527)
Net assets acquired, net of cash	$45,520	$443,149

Divestitures of Discontinued Operations

Effective January 8, 2014, the Company sold its home health operations in Tulsa, Oklahoma for net proceeds of $1.6 million, resulting in a gain of $1.5 million. Accordingly, operating results of these home health operations are reported as discontinued operations for all periods presented. These operations resulted in a loss from discontinued operations of $1.3 million and $907,000 in 2014 and 2013, respectively.

2. Acquisitions and Divestitures (continued)

The components of discontinued operations are as follows (in thousands):

	Year Ended December 31
	2014	2013

Net revenues from operations	$(259)	$6,411
Total from discontinued operations	(259)	6,411

Salaries and benefits	1,017	5,738
Professional fees	61	682
Supplies	18	221
Other operating expenses	435	660
Gain on divestitures	(1,497)	—
Total operating expenses	34	7,301
Loss from discontinued operations, net	$(293)	$(890)

Other Divestitures

The results of operations of the following divestitures are classified in continuing operations in accordance with ASC 205, Presentation of Financial Statements, because the divestitures do not meet the criteria for classification as discontinued operations.

Effective May 31, 2014, the Company sold its remaining health plan operations to an affiliate of Blue Cross Blue Shield of New Mexico for net proceeds of $199.6 million with an additional $10.0 million remaining in escrow until November 30, 2015. The health plan operations sold in this transaction included approximately 95,000 Medicare and commercial members, including approximately 74,000 fully insured members. The transaction resulted in a gain of $148.5 million. A portion of the proceeds from the sale was used to pay down $100.0 million on the Company’s term loans as well as repay $75.0 million outstanding on the revolving line of credit. Refer to Note 7 for further discussion related to these debt payments.

Effective December 31, 2013, the Company sold the assets and operations of Oklahoma Health Plan, a federally qualified health maintenance organization, to Health Care Service Corporation for net proceeds of $8.0 million, of which $3.2 million was part of a final settlement in 2014. The transaction resulted in a gain of $6.4 million.

2. Acquisitions and Divestitures (continued)

Effective August 1, 2013, the Company sold its Health Plans’ Medicaid contract for the New Mexico Salud! Program, which served approximately 84,000 members, to Molina Healthcare of New Mexico, a subsidiary of Molina Healthcare, Inc., for net proceeds of $51.6 million, of which $600,000 was part of a final settlement in 2014. The transaction resulted in a gain of $45.5 million.

The reconciliation of the gain on divestitures is as follows (in thousands):

	Year Ended December 31
	2014	2013
Consideration received:
Cash proceeds from divestitures, net of selling costs paid	$203,493	$55,781
Receivable for additional expected consideration	10,000	3,121

Net assets sold:
Cash and accounts receivable	3,408	1,969
Prepaid expenses	388	500
Property and equipment	11,366	30
Goodwill	25,473	6,041
Intangible assets	25,335	—
Accounts payable	(150)	—
Medical claims payable	(897)	—
Other current liabilities	(392)	(1,150)
Net assets sold	64,531	7,390
Gain on divestitures	$(148,962)	$(51,512)

3. Medical Claims Payable

When estimates in the Company’s medical claims payable change, the Company records the adjustment to medical benefit expense in the period the change in estimate occurs. Amounts incurred related to prior years vary from previously estimated liabilities as the claims are ultimately settled. Liabilities are regularly reviewed and re-estimated as information regarding actual claims payments becomes known. This information is compared to the originally established liability.

The following table summarizes the changes in medical claims payable (in thousands):

	Year Ended December 31
	2014	2013

Balance at January 1	$44,983	$66,720
Incurred related to:
Current year	135,205	498,316
Prior years	(6,463)	12,427
	128,742	510,743
Paid related to:
Current year	126,720	452,657
Prior years	38,520	78,673
	165,240	531,330

Divested	—	(1,150)

Balance at December 31	$8,485	$44,983

As reflected in the table above, medical benefit expense includes a 2014 decrease in medical benefit expense related to prior years of $6.5 million ($4.3 million after tax) and a 2013 increase in medical benefit expense related to prior years of $12.4 million ($8.1 million after tax). The change in medical benefit expense is the result of ongoing analysis of loss development trends. Original estimates increased or decreased as additional information became known regarding individual claims.

4. Property and Equipment

Property and equipment consists of the following (in thousands):

	December 31
	2014	2013

Land and improvements	$76,204	$76,137
Buildings and improvements	733,823	727,709
Equipment	541,046	527,654
Leasehold improvements	9,688	10,678
Construction in progress	26,589	14,639
	1,387,350	1,356,817
Less accumulated depreciation and amortization	(539,818)	(454,436)
Property and equipment, net	$847,532	$902,381

Capital leases included in equipment were $12.5 million and $16.6 million at December 31, 2014 and 2013, respectively. Accumulated amortization related to capital leases was $10.3 million and $11.6 million at December 31, 2014 and 2013, respectively. Amortization expense related to capital leases was $1.9 million and $2.8 million for 2014 and 2013, respectively.

Software development costs included in equipment were $4.1 million and $5.2 million at December 31, 2014 and 2013, respectively. Amortization expense related to software development costs was $760,000 and $1.0 million for 2014 and 2013, respectively.

Depreciation and amortization of property and equipment (including capital leases and software development costs) was $102.2 million and $103.1 million in 2014 and 2013, respectively.

5. Goodwill and Other Intangible Assets

Goodwill

The following table summarizes the changes in the carrying amount of goodwill for the following periods (in thousands):

	Gross	Accumulated Impairment	Net

Balance at December 31, 2012	$320,118	$(145,632)	$174,486
Goodwill acquired	320,798	—	320,798
Goodwill divested	(6,041)	—	(6,041)
Balance at December 31, 2013	634,875	(145,632)	489,243
Goodwill acquired	71,517	—	71,517
Goodwill divested	(25,473)	—	(25,473)
Balance at December 31, 2014	$680,919	$(145,632)	$535,287

In accordance with ASC 350, Intangibles — Goodwill and Other, the Company performed its annual impairment tests on goodwill and other intangible assets with indefinite useful lives at October 1, 2014 and 2013. The Company bases its estimates of fair value of reporting units on various assumptions on a quantitative and qualitative basis that are believed to be reasonable under the circumstances. Actual results may differ from these estimates, which may require a future impairment charge that could have a material adverse impact on the Company’s financial position and results of operations. The annual impairment test resulted in no impairment charges in 2014 and 2013.

5. Goodwill and Other Intangible Assets (continued)

Other Intangible Assets

Other intangible assets are as follows (in thousands):

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Customer relationships	$—	$—	$—	$35,300	$(31,204)	$4,096
Provider network	—	—	—	1,500	(604)	896
Non-compete	1,922	(119)	1,803	622	(311)	311
	1,922	(119)	1,803	37,422	(32,119)	5,303
Unamortized intangible assets:
Trade name	24,600	—	24,600	45,600	—	45,600
	$26,522	$(119)	$26,403	$83,022	$(32,119)	$50,903

The Company was amortizing customer relationships over approximately 12 weighted average years and its provider network over 30 weighted average years. Amortization expense for intangible assets totaled $1.1 million and $1.9 million in 2014 and 2013, respectively. The Company’s non-compete will be fully amortized by 2019.

Other intangible assets associated with the Health Plans such as customer relationships, provider network and trade name were written off subsequent to the sale of the remaining Health Plan business on May 31, 2014.

6. Other Assets

Direct and incremental costs related to the issuance of debt such as legal fees, printing costs, and bankers’ or underwriters’ fees, among others, are capitalized and reported as deferred financing costs. In 2013, the Company capitalized $12.6 million of financing costs associated with the Company’s 2013 senior secured credit agreement. Capitalized costs associated with the 2013 senior credit agreement are being amortized over the term of the credit agreement using the effective interest method. Refer to Note 7 for further information related to the senior secured credit agreement.

At December 31, 2014 and 2013, deferred financing costs were $11.7 million and $15.9 million, respectively, and were net of accumulated amortization of $7.1 million and $12.8 million, respectively. As a result of the debt payment on the Company’s senior secured credit in 2014, the Company recorded a write-off of $691,000 to deferred financing costs, which were a part of debt amendment costs. Refer to Note 7 for further information related to these debt payments.

Restricted cash and investments related to the Company’s Health Plans were $532,000 and $11.6 million at December 31, 2014 and 2013, respectively. U.S. Treasury Notes totaling $532,000 were on deposit with the insurance division for New Mexico at both December 31, 2014 and 2013. The Company maintained $11.0 million held in trust accounts at December 31, 2013. These balances were required pursuant to the Health Plans’ Salud! Medicaid program agreement with the New Mexico Human Services Department. Since the Company divested its Salud! Medicaid contract in August 2013, the insurance division for New Mexico returned the $11.0 million in trust accounts in 2014.

7. Long-Term Debt and Financing Matters

Long-term debt consists of the following (in thousands):

	December 31
	2014	2013
Term loans (interest at 6.8% for first lien and 11.0% for second lien at December 31, 2014 and interest at 6.8% for first lien and 11.0% for second lien at December 31, 2013), net of unamortized discount of $13.5 million and $13.0 million at December 31, 2014 and 2013, respectively	$764,757	$879,718
Revolving credit facility (interest at 5.6% at December 31, 2013)	—	60,000
Subordinated debt (interest at 10.2%), net of unamortized discount of $— and $1.2 million at December 31, 2014 and 2013, respectively	90,947	89,715
Other	18,091	13,270
Total debt	873,795	1,042,703
Less current installments	(11,623)	(1,036,082)
Long-term debt, less current installments	$862,172	$6,621

Senior Secured Credit Facility

2013 Senior Secured Credit Agreements

Effective January 1, 2013, the Company entered new senior secured credit agreements (2013 Credit Agreements). Under the 2013 Credit Agreements, the Company entered into a $725.0 million senior secured term loan due June 2018 and a $120.0 million revolving credit facility expiring in January 2018 under first lien facilities (together First Lien Credit Agreement) and a $175.0 million second lien term loan maturing in January 2019 (the Second Lien Credit Agreement). The Company may request up to an additional $75.0 million aggregate amount of senior secured term loans or increases in the revolving credit facility subject to certain terms and senior leverage ratio requirements. The Company recorded $15.2 million to debt refinancing expenses in the accompanying consolidated statements of operations in 2013.

7. Long-Term Debt and Financing Matters (continued)

Interest on the senior secured term loan of $725.0 million and revolving credit facility of $120.0 million of the First Lien Credit Agreement is payable at an interest rate of London Interbank Offered Rate (LIBOR) plus 5.25% with a 1.50% minimum LIBOR base applicable to the term loan only or a base rate plus 4.25%. The Company pays a commitment fee of 0.50% of the average daily unused amount of the revolving credit facility and other fees based on the LIBOR margin on outstanding letters of credit. Interest on the term loan of $175.0 million in the Second Lien Credit Agreement is payable at an interest rate of LIBOR plus 9.50% with a 1.50% minimum LIBOR base or a base rate plus 8.50%.

The 2013 Credit Agreements contain various financial covenants including a maximum senior leverage ratio and a capital expenditures maximum. In addition, under the 2013 Credit Agreements, the Company has to make mandatory prepayments for (i) 100% of asset sales greater than $5 million, subject to reinvestment timelines, (ii) 100% of debt issuance with carve-outs for permitted debt, (iii) 50% of net cash proceeds from any issuance of any equity interest until a maximum senior leverage ratio is met, with exceptions for issuances to sponsor or other members of the sponsor group, and (iv) a determined percentage of excess cash flow, subject to a lower percentage based upon the senior leverage ratio beginning in 2013, as defined in the 2013 Credit Agreements. The 2013 Credit Agreements also limit certain of the Company’s activities including its ability to incur additional indebtedness, declare dividends, repurchase stock, engage in mergers or acquisitions or sell assets.

The 2013 Credit Agreements are guaranteed by a stock pledge of all guarantor entities as well as being secured by a first and second lien on substantially all of the Company’s assets outside of Lovelace Health System, Inc. and BSA Health System, and intercompany debt owed by the guarantors.

There were no outstanding borrowings under the revolving credit facility at December 31, 2014, other than letters of credit that reduce the amount available under the revolving line of credit. At December 31, 2014, $113.9 million was available to the Company under the $120.0 million revolving line of credit.

In conjunction with the issuance of the total $725.0 million term loan, a $7.25 million discount was paid based upon a 1% discount and on the $175.0 million term loan, a $3.5 million discount was paid based upon a 2% discount. These payments were recorded as a discount to the carrying value of the term loans and will be amortized over the term of the term loans using the effective interest method.

7. Long-Term Debt and Financing Matters (continued)

Amendment to the 2013 Senior Secured Credit Agreements

In May 2014, the Company amended its 2013 Agreements (2014 Amendments). In addition to permitting the divestiture of its remaining Health Plan segment, the 2014 Amendments included changes to certain financial covenants to exclude the health plan operations effective December 31, 2013, subject to receiving final regulatory approval from CMS by July 7, 2014, and the divestiture occurring by August 1, 2014.

The Company completed the sale of the remaining Health Plan on May 31, 2014. On June 5, 2014, the Company repaid a total of $175.0 million under the 2013 Senior Credit Agreement, comprised of $50.0 million of each of the first lien and second lien term loans and $75.0 million of the revolving credit facility, thereby fulfilling the terms of the 2014 Amendments. Upon payment to the first and second lien term loans, the Company has written off $1.7 million of debt discounts, which were a part of debt amendment costs. The Company was in compliance with all applicable covenants at December 31, 2014 and 2013.

In conjunction with the issuance of the 2014 Amendments, a $5.6 million discount was paid to the lenders. These payments were recorded as a discount to the carrying value of the term loans and are being amortized over the term of the term loans using the effective interest method. Accretion of the discount, which is included in interest expense, was $1.0 million in 2014. Additionally, the Company recorded $1.3 million of third party fees to debt amendment expenses in the accompanying consolidated statements of operations in 2014 as part of the issuance of the 2014 Amendments.

Reclassification of Long-Term Debt to Current Installments of Long-Term Debt

Prior to the sale of the Health Plans, the Company projected that it would violate terms of the 2014 Amendments during 2014 if the sale of its Health Plan did not receive final CMS approval by July 7, 2014, or the transaction had not occurred by August 1, 2014, and it had not obtained a subsequent amendment or waiver of these terms, including its financial leverage covenants. As a result of the possible future violation, the Company classified the debt from the 2013 Credit Agreements, the subordinated notes, and any other applicable debt as well as associated discounts, in current liabilities in 2013. At no time was the Company in default for a lack of cash payment to its lenders in 2013 or for subsequent periods.

7. Long-Term Debt and Financing Matters (continued)

On May 6, 2014, the Company received the necessary regulatory approval from the United States Department of Justice. The Company completed the sale on May 31, 2014 and fulfilled all compliance requirements to the 2014 Amendments.

Letters of Credit

The Company had $6.1 million and $7.3 million outstanding in letters of credit at December 31, 2014 and 2013, respectively. The letters of credit are outstanding for insurer requirements and performance guarantees and are secured by the collateral under the senior secured credit agreement.

Subordinated Notes

At December 31, 2014 and 2013, the Company had outstanding $84.2 million principal amount of 10.2% notes due 2019 to WCAS Capital Partners III, L.P., an investment fund affiliated with the Company’s controlling unit holder.

At December 31, 2014 and 2013, the Company also had an outstanding $6.7 million principal amount of 10.2% subordinated notes due 2019 to FFC Partners II, L.P., and FFC Executive Partners II, L.P, each an affiliate of a unit holder of the Company.

The common and preferred units issued with the subordinated notes were recorded as a discount and are being accreted over the term of the notes. Accretion of the discounts, which is included in interest expense, was $1.2 million and $2.0 million in 2014 and 2013, respectively.

Interest on the subordinated notes accrues at a rate of 10.2% per annum, except that if any interest payment is not paid in cash, an amount equal to the interest that would have accrued during the applicable interest period at an effective rate of 12.2% (instead of 10.2%) will be added to the outstanding principal amount of the subordinated notes. Interest on the subordinated notes is payable semiannually in arrears.

The subordinated notes may be prepaid, in whole or in part, without premium or penalty. In addition, subject to certain limitations, the subordinated notes are required to be prepaid in the event of any of the following occurring with respect to the Company: (i) change of control, (ii) initial public offering, or (iii) sale of all or substantially all of the assets.

7. Long-Term Debt and Financing Matters (continued)

The subordinated notes contain certain covenants, including covenants restricting the Company’s ability to (i) consolidate or merge with other entities, and (ii) make restricted payments. The subordinated notes are unsecured and are not guaranteed by any of the Company’s subsidiaries.

Under the subordination provisions of the subordinated notes, the Company may not make any payment in respect of the subordinated notes (1) for so long as a payment default under any “Senior Indebtedness” (defined as obligations under the Company’s senior secured credit facility) occurs and is continuing or (2) during the 180-day period following notice of any other default under such Senior Indebtedness, until (i) such default is cured or waived in writing or (ii) the applicable Senior Indebtedness has been paid in full in cash. Subject to certain limitations, the agent under the senior secured credit facility (on behalf of the lenders) may deliver up to two payment blockage notices during any 360-day period, but in no event will cash payments be blocked for more than 180 days during any such 360-day period.

Future Installments

Future scheduled installments of long-term debt at December 31, 2014, are as follows (in thousands):

2015	$11,623
2016	9,653
2017	8,230
2018	639,524
2019 and thereafter	218,257
Total (excluding unamortized discount of $13,492)	$887,287

8. Income Taxes

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	December 31
	2014	2013
Deferred tax assets:
Patient accounts receivable, net	$19,430	$26,122
Accrued liabilities	54,882	48,405
Charitable contributions	192	106
Insurance	20	317
Amortization	—	1,342
Federal net operating loss carryforward	18,079	72,222
State net operating loss carryforward	22,497	20,643
Federal tax credit carryforward	14,374	10,353
Total deferred tax assets	129,474	179,510

Deferred tax liabilities:
Prepaid expenses	(2,721)	(4,062)
Partnership basis differences	(5,701)	(4,844)
Depreciation and amortization	(39,525)	(44,932)
Total deferred tax liabilities	(47,947)	(53,838)
Valuation allowance for deferred tax assets	(19,585)	(130,060)
Net deferred tax (liabilities) assets	$61,942	$(4,388)

At December 31, 2014, the Company had federal and state net operating loss carryforwards of $89.8 million and $386.8 million, respectively, for income tax purposes that expire in 2015 through 2032. During 2014, the Company had no federal net operating losses expire unused and $9.9 million of state net operating losses expired unused. At December 31, 2014, the Company had a total federal tax credit carryforward of $10.5 million related to the Indian Employment Credit Program, Work Opportunity Tax Credit, and HIRE Act Retention Credit Program for income tax purposes that expires in 2025 through 2031. Additionally, the Company had an Alternative Minimum Tax Credit of $3.9 million at December 31, 2014, that will not expire. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable

8. Income Taxes (continued)

income during the periods in which those temporary differences become deductible. Management considers the positive and negative evidence from all sources including net operating loss carryback opportunities, historical operating results, prudent and feasible tax planning strategies and projections of future taxable income.

Based upon the analysis of positive and negative evidence, the Company recognized a tax benefit of $110.5 million in 2014 and tax expense of $113.3 million in 2013. These changes in valuation allowances are based on the Company’s assessment of the ability to realize its state and federal deferred tax assets. At December 31, 2013, the Company determined that the uncertainty regarding the completion of the sale of the Health Plans had a negative effect on future taxable earnings and full federal and state valuation allowances were warranted. The sale of the remaining business of the Health Plans was completed on May 31, 2014. At December 31, 2014, the Company determined that the negative evidence no longer affected future taxable earnings and a full federal and state valuation allowance was no longer warranted. A valuation allowance of $19.6 million remains at December 31, 2014, related to certain federal net operating losses subject to limitation on use and the majority of state deferred tax assets. Subsequently recognized tax benefit or expense relating to the valuation allowance for deferred tax assets will be reported as an income tax benefit or expense in the consolidated statements of operations.

Significant components of the provision (benefit) for income taxes attributable to continuing operations are as follows (in thousands):

	Year Ended December 31
	2014	2013
Current:
Federal	$2,196	$—
State	1,611	2,029
Total current	3,807	2,029

Deferred:
Federal	(66,178)	88,106
State	(146)	(486)
Total deferred	(66,324)	87,620
Income tax expense (benefit)	$(62,517)	$89,649

8. Income Taxes (continued)

The Company’s consolidated effective tax rate from continuing operations differed from the amounts computed using the federal statutory rate as set forth below (dollars in thousands):

	Year Ended December 31
	2014		2013
	Amount	Percent	Amount	Percent

Tax at federal statutory rate	$53,812	35.0%	$(15,537)	(35.0)%
States taxes, net of federal benefits	952	0.6	1,004	2.3
Permanent differences	6,413	4.2	4,235	9.5
Noncontrolling Interests	(10,967)	(7.1)	(8,177)	(18.4)
Change in federal valuation allowance	(111,428)	(72.1)	111,116	250.3
Other, net	(1,299)	(1.0)	(2,992)	(6.8)
Income tax expense (benefit)	$(62,517)	(40.4)%	$89,649	201.9%

The Company follows provisions of ASC 740, Income Taxes, regarding uncertainty in income taxes. Upon adoption of such provisions in 2009, the Company identified $2.2 million of unrecognized tax benefits. The unrecognized tax benefits are reflected as a reduction to deferred tax assets for federal and state net operating losses generated by uncertain tax deductions.

In 2013, the Company, with the consent of the Internal Revenue Service, changed its method of accounting for each uncertain tax position to eliminate the uncertainty regarding the tax position. At December 31, 2014 and 2013, no unrecognized tax benefits were reflected on the consolidated balance sheets as a liability in long-term liabilities and there was no reduction of the deferred tax asset related to the federal net operating loss carryforward.

The Company does not expect the total unrecognized benefit to change significantly in the next 12 months.

8. Income Taxes (continued)

A summary of activity of the Company’s unrecognized tax benefits is as follows (in thousands):

Unrecognized tax benefits at January 1, 2012	$1,790
Decreases resulting from change in tax accounting method	(1,790)
Unrecognized tax benefits at December 31, 2013	—
Increases resulting from tax positions in 2014	—
Unrecognized tax benefits at December 31, 2014	$—

The provisions of ASC 740 allow for the classification of interest paid on an underpayment of income tax and related penalties, if applicable, as part of income tax expense, interest expense or another appropriate expense classification based on the accounting policy election of the entity. The Company has elected to continue its historical practice of classifying interest and penalties as part of interest expense.

The Company is not currently under any federal or state tax examination. A federal exam of 2012 was completed during 2014 with no changes to taxable income. Due to the Company’s tax attribute carryforwards, the tax years 2003 and beyond remain open to examinations by U.S. federal and state taxing authorities.

9. Member Units

Redeemable Preferred Member Units

At December 31, 2014, the Company had outstanding redeemable preferred member units of 777,498, which include the 2013 issuance of 260,901 redeemable preferred units as well as a 2012 issuance of 516,597 redeemable preferred units. In 2013, the Company received $26.1 million from the issuance of 260,901 redeemable preferred units, 521,802 common units and 521,802 investor common units. These preferred units were issued to existing common unit holders and certain members of management. The proceeds were used to finance the Company’s acquisitions and for general corporate purposes and were initially allocated to the redeemable preferred units and the common and investor common units on a relative fair value basis. The holders of the redeemable preferred units do not have voting rights, except as required by law.

9. Member Units (continued)

The holders of the redeemable preferred units are entitled to receive cumulative preferred dividends on each redeemable preferred unit in an amount equal of (i) 10.0% annually of the sum of $100 plus the aggregate amount of any accrued and unpaid preferred dividends, which is payable in kind semiannually in arrears, or (ii) 12.0% annually of the sum of $100 plus the aggregate amount of any accrued and unpaid preferred dividends if the Company is unable to redeem the preferred units at any time when required. The holders of the redeemable preferred units do not have voting rights, except as required by law. Upon liquidation, dissolution, or winding up of the Company, holders of the redeemable preferred units will be entitled to be paid out of the assets available for distribution to unit holders before any distribution or payment is made to any common unit holder. The amount shall be equal to the sum of $100 per unit plus the aggregate amount of any accrued and unpaid preferred dividends on such unit through the date of payment.

The Company is required to redeem all redeemable preferred units upon the occurrence of a triggering event defined as (i) a business combination whereby unit holders of the Company own less than 50.0% of the voting power of all outstanding equity securities of the surviving or resulting Company, (ii) sale or other disposition by the Company of all or substantially all of its assets to an independent third-party, or (iii) an initial equity public offering of the Company under the Securities Act.

The Company, at its option, can redeem the redeemable preferred units, in whole or in part, at any time for a price equal to $100 per unit plus the aggregate amount of any accrued and unpaid preferred dividends on such units. In accordance with applicable accounting guidance relative to redeemable equity securities, the carrying value of the redeemable preferred units was adjusted at December 31, 2014, to reflect the full $77.8 million redemption value, plus accrued dividends of $25.7 million.

Common and Investor Common Units

The 1,554,996 common units issued with the redeemable preferred units were immediately vested upon issuance and hold the same rights as other common units. The 1,554,996 investor common units vest ratably between the first and third anniversaries of the respective issuance dates. If the Company redeems the redeemable preferred units before the third anniversary of the closing date, any such investor common units that remain unvested at such time will be forfeited. At December 31, 2014 and 2013, there were 264,869 and 845,169, respectively, unvested investor common units.

10. Self-Insured Liabilities

The liabilities for professional, general, workers’ compensation, and occupational injury liability risks are based on actuarially determined estimates. Liabilities for professional, general, workers’ compensation, and occupational injury liability risks represent the estimated ultimate cost of all reported and unreported losses incurred through the respective balance sheet dates. The accruals are estimated using individual case-basis valuations and actuarial analyses.

At December 31, 2014, the Company maintains claims-made professional liability insurance coverage and occurrence-based general liability insurance coverage with independent third-party carriers for claims totaling up to $90.0 million per occurrence and in the aggregate, subject to a $3.0 million self-insured retention per occurrence.

At December 31, 2014 and 2013, the Company’s professional and general liability accrual for asserted and unasserted claims was $74.3 million and $72.9 million, respectively, of which $61.2 million and $57.9 million, respectively, were included in self-insured liabilities and $13.1 million and $15.0 million, respectively, were included in other accrued expenses and liabilities in the consolidated balance sheets. The total costs for professional and general liability insurance are based on the Company’s premiums and retention costs and were $22.2 million and $28.7 million in 2014 and 2013, respectively.

Excluding Oklahoma and Texas, the Company maintains workers’ compensation liability insurance with statutory limits and employer liability policy limits of $1.0 million for each occurrence from an unrelated commercial insurance carrier subject to a $250,000 deductible per occurrence. In Oklahoma, the Company is self-insured for workers’ compensation risks, but the Company purchases excess coverage from a third-party commercial insurance carrier that provides statutory limits and employer liability policy limits of $1.0 million in excess of $500,000 per occurrence. In Texas, the Company is a “non-subscriber” to workers’ compensation insurance, but instead offers an occupational injury benefit program for work-related illnesses and injuries. The Company purchases excess coverage for the occupational injury benefit program from an independent third-party carrier for claims up to $25.0 million per occurrence or $5.0 million per person, subject to a $250,000 deductible per occurrence. At December 31, 2014 and 2013, the Company’s workers’ compensation liability accrual for asserted and unasserted claims was $13.7 million and $13.2 million, respectively, of which $9.6 million and $9.2 million, respectively, were included in self-insured liabilities and $4.1 million and $4.0 million, respectively, were included in other accrued expenses for both years and liabilities in the consolidated balance sheets. The total costs for workers’ compensation liability insurance are based on the Company’s premiums and retention costs and were $4.8 million and $4.6 million in 2014 and 2013, respectively.

10. Self-Insured Liabilities (continued)

At December 31, 2014 and 2013, the Company’s occupational injury liability accrual for asserted and unasserted claims was $389,000 and $226,000, respectively, of which $153,000 and $206,000, respectively, was included in self-insured liabilities in the consolidated balance sheets. The total costs for the occupational injury liability insurance are based on the Company’s premiums and retention costs and were $236,000 and $303,000 at December 31, 2014 and 2013, respectively.

The Company prepays certain of its premiums related to its professional, general and occupational injury liability risks. These prepayments are financed in part through third-party finance companies. Such prepayments were $939,000 and $6.0 million at December 31, 2014 and 2013, respectively, and were included in prepaid expenses in the consolidated balance sheets. The related liabilities owed to the finance companies were $4.8 million at December 31, 2013, and were included in other accrued expenses and liabilities in the consolidated balance sheets. There was no such liability at December 31, 2014.

11. Employee Benefit Plans

Unit Incentive Plan

The Company maintains an option and restricted unit purchase plan (the Incentive Plan) to provide a performance incentive and to encourage unit ownership by officers, directors, consultants, and advisors of the Company, and to align the interest of such individuals with those of the Company and its members. The maximum number of options authorized under the Incentive Plan at December 31, 2014, is 10,248,358.

During 2014, the Company authorized a net unit settlement of 166,000 expiring unit options whereby 108,082 common units were withheld by the Company to pay for the exercise price and statutory minimum withholding of employee income taxes on the unit option exercises. In 2014, 72,452 units were issued as a result of cash exercises and this net unit settlement.

During 2013, the Company authorized a net unit settlement of 71,000 expiring unit options whereby 40,074 common units were withheld by the Company to pay for the exercise price and statutory minimum withholding of employee income taxes on the unit option exercises. In 2013, 41,926 units were issued as a result of cash exercises and this net unit settlement.

11. Employee Benefit Plans (continued)

Option unit activity during the periods indicated is as follows:

	Number of Options	Weighted Average Exercise Price

Balance at December 31, 2012	8,128,832	$5.50
Granted	1,520,000	7.77
Exercised	(82,000)	3.94
Cancelled	(745,500)	5.03
Balance at December 31, 2013	8,821,332	5.94
Granted	467,500	5.00
Exercised	(182,000)	3.95
Cancelled	(181,500)	5.00
Balance at December 31, 2014	8,925,332	$4.19

At December 31, 2014, the range of exercise prices and weighted average remaining contractual life of outstanding options were $3.69 to $5.00 and 4.4 years, respectively. Total compensation cost related to nonvested options and the weighted-average period over which it is expected to be recognized was $1.8 million and 1.3 years, respectively.

Other option information is as follows:

	Year Ended December 31
	2014	2013

Options exercisable	7,042,207	6,260,707
Weighted average exercise price of options exercisable (per unit)	$4.05	$5.37
Options available for grant	1,103,906	1,230,101

11. Employee Benefit Plans (continued)

All options granted under the Incentive Plan expire 10 years from the date of grant. Options granted under the Incentive Plan generally vest ratably 25.0% at the end of each year of a four-year period with the exception of options granted to key employees and directors, as defined, which vest ratably over either two years (50% annually) or three years (33% annually).

In 2014, the Company modified existing options with a strike price of $7.75 and $7.77 to $5.00. Additionally, the Company extended the expiration date of options granted in 2004 and 2005 to 2024 and 2025, an extension of 10 years. These option modifications resulted in an additional option compensation expense of $794,000 in 2014, which is included in salaries and benefits in the accompanying consolidated statements of operations.

Defined Contribution Plan

The Company maintains a defined contribution retirement plan, the Ardent Health Services Retirement Savings Plan (the Plan). The Plan covers all employees who have attained the age of 21 and have completed ten hours of service in a three-month period. The Plan provides for a discretionary Company matching contribution. In 2014 and 2013, the employer contribution was an amount equal to 100.0% of eligible employees’ pretax contributions not to exceed a maximum of 3.0% of the eligible employees’ compensation and 50.0% of eligible employees’ pretax contributions for the next 2.0% of the eligible employees’ compensation contributed to the Plan. The Company incurred total costs related to the Plan of $13.5 million and $13.8 million in 2014 and 2013, respectively.

Employee Health Plan

The Company maintains a self-insured medical and dental plan for substantially all employees. Amounts are accrued under the Company’s medical and dental plan as the claims that give rise to them occur and the Company includes a provision for incurred but not reported claims. Incurred but not reported claims are estimated based on an average lag time and experience. Accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses. The total costs of employee health coverage were $59.8 million and $59.7 million in 2014 and 2013, respectively. At December 31, 2014 and 2013, the Company had a liability of $10.8 million and $6.5 million, respectively, for this plan.

12. Minimum Net Worth and Dividend Restrictions

Statutory requirements of New Mexico require Lovelace Health System, Inc. to maintain minimum net worth of approximately 8.0% of total medical and hospital expenses, as such net worth is defined by accounting practices as prescribed or permitted by the New Mexico Office of Superintendent of Insurance. Lovelace Health System, Inc.’s net worth met this requirement at December 31, 2014 and 2013.

Without prior approval of its domiciliary superintendent, dividends from Lovelace Health System, Inc. to the Company are limited by the laws of New Mexico in an amount that is based on restrictions relating to minimum net worth. Within the limitations above, there are no restrictions placed on the amount that may be paid as ordinary dividends to the Company. Ordinary dividends of $24.9 million were paid to Ardent by Lovelace Health System, Inc. in 2013. There were no ordinary dividends in 2014.

In 2014, an extraordinary dividend of $125.0 million was declared and paid to Ardent by Lovelace Health System, Inc. The extraordinary dividend in 2014 was approved by the domiciliary superintendent and had no impact to the Company’s financial position or results of operations. There were no extraordinary dividends in 2013.

13. Reinsurance

In the ordinary course of business, the Company’s Health Plans reinsured risks for the purpose of limiting the maximum exposure on large medical claims incurred by members of its Medicaid Salud!, Medicare Advantage, Commercial HMO and PPO programs. The Health Plans entered into an agreement for reinsurance with HCC Life Insurance Company, a wholly owned subsidiary of HCC Insurance Holdings, Inc., pursuant to which the Health Plans paid a monthly premium based on an established rate per applicable member. In return for premiums paid, the Health Plans were reimbursed a percentage of costs in excess of a deductible for hospital and physician services rendered to eligible members. The Health Plans remain primarily liable for its obligation in the event that the assuming insurer is unable to meet its contractual requirements.

Premiums paid to HCC Life Insurance Company in 2014 and 2013 were $1.2 million and $2.5 million, respectively. These premiums are included in medical benefit expense in the consolidated statements of operations. Amounts accrued and recovered for covered charges related to 2014 and 2013 were $1.2 million and $3.7 million, respectively, and are included in medical benefit expense in the consolidated statements of operations.

14. Commitments and Contingencies

Net Patient Service Revenue

The Medicare and Medicaid regulations and various managed care contracts, under which the discounts from the Company’s standard charges must be calculated, are complex and are subject to interpretation and adjustment. The Company estimates contractual discounts on a payor-specific basis based on its interpretation of the applicable regulations or contract terms. However, the necessity of the services authorized and provided, and resulting reimbursements are often subject to interpretation. These interpretations may result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating continual review and assessment of the estimation process by management.

The final determination of amounts earned under Medicare and Medicaid programs often does not occur until fiscal years subsequent to submission of claims due to audits by the administering agency, rights of appeal and the application of numerous technical provisions. Differences between original estimates and subsequent revisions, including final settlements, are included in the results of operations of the period in which the revisions are made.

Litigation and Regulatory Matters

From time to time, claims and suits arise in the ordinary course of the Company’s business. In certain of these actions, plaintiffs request punitive or other damages against the Company that may not be covered by insurance. The Company does not believe that it is a party to any proceeding that, in management’s opinion, would have a material adverse effect on the Company’s business, financial condition, or results of operations.

14. Commitments and Contingencies (continued)

Acquisitions

The Company has acquired and plans to continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and anti-kickback laws. The Company has from time to time identified certain past practices of acquired companies that do not conform to its standards. Although the Company institutes policies designed to conform such practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for the past activities of these acquired facilities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Employment Agreements

Certain members of the Company’s management have entered into employment agreements with the Company. The agreements provide for minimum salary levels, participation in bonus plans and amounts payable in connection with severance of employment from the Company.

Operating Leases

The Company leases various buildings, office space and equipment under cancelable and noncancelable operating leases. Some of these leases contain renewal options at market rates at the end of the lease term. At December 31, 2014, the future minimum lease commitments under noncancelable leases (with initial or remaining lease terms in excess of one year) are as follows (in thousands):

2015	$20,323
2016	18,358
2017	13,849
2018	10,950
2019	9,914
Thereafter	53,962
Total rental payments	$127,356

14. Commitments and Contingencies (continued)

Total rent expense was $40.6 million and $40.9 million in 2014 and 2013, respectively. The aggregate future minimum sublease income is $460,000 at December 31, 2014.

Certain operating leases include rent increases during the initial lease term. For these leases, the Company recognizes the related rental expenses on a straight-line basis over the term of the lease, which includes any rent holiday period, and records the difference between the amounts charged to operations and amount paid as rent as a deferred rent liability.

15. Related-Party Transactions

As discussed in Note 7, the Company has $84.2 million of subordinated notes due to an affiliate of the Company’s controlling unit holder at December 31, 2013. Interest expense associated with this debt totaled $8.6 million in both 2014 and 2013.

As also discussed in Note 7, the Company has $6.7 million of subordinated notes due to affiliates of FFC Partners, which owns common units and redeemable preferred units of the Company, at December 31, 2013. Interest expense associated with this debt totaled $689,000 in both 2014 and 2013.

16. Subsequent Events

The Company has evaluated its financial statements and disclosures for the impact of subsequent events through February 23, 2015, the date these consolidated financial statements were available for issuance.